EXHIBIT 10.14(ii)
Non-Employee Director Cash Compensation Plan
Effective February 10, 2009
     The following is a summary of Compellent Technologies, Inc.’s (the “Company”) annual compensation arrangement for its non-employee directors (the “Non-Employee Director Compensation Plan”) for such period of time as a non-employee director continues to serve in such capacity during the applicable calendar year:
•	The non-employee members of the Board shall receive annual cash compensation in the amount of $20,000 per year.

•	The Chairperson of the Audit Committee shall receive annual cash compensation in the amount of $24,000 per year. Each non-chairperson member of the Audit Committee shall receive annual cash compensation in the amount of $6,000 per year.

•	The Chairperson of the Compensation Committee shall receive annual cash compensation in the amount of $11,000 per year. Each non-chairperson member of the Compensation Committee shall receive annual cash compensation in the amount of $3,500 per year.

•	The Chairperson of the Nominating and Corporate Governance Committee shall receive annual cash compensation in the amount of $5,500 per year. Each non-chairperson member of the Compensation Committee shall receive annual cash compensation in the amount of $1,500 per year.

•	The non-employee directors shall also be eligible for reimbursement for expenses incurred in attending Board and Committee meetings.
     All sums referenced above shall be payable on a pro rata basis each quarter.